Exhibit 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 23, 2018, is entered into by and between Christos P. Traios (“Purchaser”) and Petrogress, Inc., a Delaware corporation (“Company”).

WHEREAS, during the fiscal year 2017, Purchaser made cash advances directly to or on behalf of the Company in the amount of $275,000, cash advances to or on behalf of Petrogress Oil & Gas Energy, Inc., a wholly owned subsidiary of the Company, in the amount of $7,500 and cash advances to or on behalf of Petrogress Int’l LLC, a wholly owned subsidiary of the Company, in the amount of $15,000, representing aggregate loans in the amount of $297,500 (the “Traios Loans”);

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, 19,070,512 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), in exchange for complete satisfaction, cancellation and forgiveness of the Traios Loans at a price of $0.0156 per share, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows.

1.           Sale and Purchase of the Shares.

1.1     Sale of the Shares. Subject to the terms and conditions herein set forth, on the basis of the representations, warranties and agreements herein contained, at the Closing (defined below) on the date hereof, Company hereby issues, sells, assigns, transfers and delivers the Shares to Purchaser, and Purchaser hereby purchases the Shares from the Company.

1.2     The Closing. The purchase of the Shares shall take place at the office of the Company or such other place as Purchaser and Company may mutually agree contemporaneous with the execution hereof “Closing Date”.

1.3     Delivery of Certificates. At the Closing, the Company shall deliver one or more certificates representing the Shares to Purchaser in form and substance satisfactory to Purchaser (“Certificates”), as shall be effective to vest in Purchaser all right, title and interest in and to all of the Shares.

1.4     Consideration and Payment for the Shares. In consideration for the Shares, upon Closing, Purchaser agrees that the Traios Loans shall be deemed repaid in full, cancelled and forgiven, and all obligations with respect to the Traios Loans shall be deemed satisfied (the “Purchase Price”).

2.           Representations and Warranties of the Company. The Company represents, warrants and undertakes to the Purchaser that:

2.1     Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. All actions taken by the current directors and stockholders of the Company have been valid and in accordance with the laws of the State of Delaware, and all actions taken by the Company have been duly authorized by the current directors and stockholders of the Company as appropriate.

2.2     Company Authority. The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

2.3     Due Authorization. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

2.4     Valid Execution. This Agreement has been duly executed and delivered by the Company.

2.5     Binding Agreement. This Agreement constitutes, and upon execution and delivery thereof by the Company will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor’s rights generally or the availability of equitable remedies.

2.6     No Violation of Corporate Documents or Agreements. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not cause, constitute, or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, judgment, order, decision, writ, injunction or decree or other agreement or instrument or proceeding to which the Company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those contemplated hereby be required, or (ii) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of the Company or on the securities of the Company to be acquired by Purchaser.

2.7     Authorized Capital, No Preemptive Rights, No Liens. As of the date hereof, the authorized capital of the Company is 490,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company, or otherwise. The Company has furnished to Purchaser true and correct copies of the Company’s Articles of Incorporation, as amended, and Bylaws.

2.8     No Governmental Action Required. The execution and delivery by the Company of this Agreement does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official.

2.9     Compliance with Applicable Law and Corporate Documents. The execution and delivery by the Company of this Agreement and the performance by the parties hereto of the transactions contemplated hereby does not and will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company’s Articles of Incorporation, as amended, or Bylaws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its assets, or result in the creation or imposition of any lien on any asset of the Company. To the best of its knowledge, the Company is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties.

3.          Representations and Warranties of the Purchaser. Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

3.1     Agreement’s Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

3.2     Investment Intent. Purchaser is acquiring the Shares for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.

3.3     Restricted Securities. Purchaser understands that the Shares have not been registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

3.4      Legend. It is agreed and understood by Purchaser that the Certificates representing the Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.5     Disclosure of Information. Purchaser is a director and executive officer of the Company and acknowledges that he has been furnished with information regarding the Company and its business, assets, results of operations, and financial condition to allow Purchaser to make an informed decision regarding an investment in the Shares. Purchaser represents that he has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition.

4.          Miscellaneous.

4.1     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understanding related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statement, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not set forth.

4.2     Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Delaware (without regard to principles of conflicts of law).

4.3     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4     Binding Effect; No Assignment, No Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto or by operation of law. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied, shall give or be construed to give to any person, including any union or any employee or former employee of the Company, any legal or equitable rights, benefits or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.5     Further Assurances. Each party shall, at the request of the other party, at any time and from time to time following the Closing Date promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to carry out the provisions and intents of this Agreement and of the instruments delivered pursuant to this Agreement.

4.6     Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of the Agreement, or the application of such provision or portion of such provision is held invalid or unenforceable to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable, in no event shall this Agreement be rendered void or unenforceable.

4.7     Captions. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written herein above.

Petrogress, Inc.

By:
Christos Traios, President

Christos Traios

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